Psychemedics Corporation Announces Second Quarter Earnings

DECLARES 76th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., July 28, 2015 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced second quarter financial results for the period ended June 30, 2015. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of August 7, 2015 to be paid on August 18, 2015. This will be the Company's 76th consecutive quarterly dividend.

The Company's revenue for the quarter ended June 30, 2015 was $7.0 million versus $7.7 million for the quarter ended June 30, 2014, a decrease of 9%. Net income for the quarter ended June 30, 2015 was $252 thousand or $0.05 per diluted share, versus $857 thousand or $0.16 per diluted share, for the comparable period last year, a decrease of 71%. The Company's revenue for the six months ended June 30, 2015 was $13.8 million versus $14.7 million for the six months ended June 30, 2014, a decrease of 7%. Net income for the six months ended June 30, 2015 was $530 thousand or $0.10 per diluted share, versus $1.6 million or $0.30 per diluted share, for the comparable period last year, a decrease of 67%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Results for the 2nd quarter were negatively impacted by a very spotty hiring environment and a delay in implementation of the Brazil law which requires transport drivers to obtain a hair drug test when securing and renewing their driver's licenses. We view both these headwinds as more near-term.

"While the total jobs numbers appear to look good, the facts are that a significant portion of the gain in jobs created in the second quarter were in areas such as temporary help and other market segments where drug testing is currently under-represented. This situation was exacerbated by the continuing negative impact on petro-chemical and other industries by the drop in the price of oil.

"Our new business remains strong. We are managing our costs, staffing and our financial resources.

"As previously reported, the Brazilian government passed a law, signed by the President on March 2nd, that requires professional drivers in the transportation industry to pass a hair drug test when obtaining and renewing their driver's license. The law stated that testing was to begin ninety days after the law was signed, which would have meant June 1st. Testing has not yet begun due to administrative delays. While this delay is disappointing, this is a law and the legal mandate remains in effect, so we expect testing to begin in the near future.

"We believe this Brazil opportunity is truly exciting despite the short-term impact --- $0.09 per diluted share on earnings in the second quarter from staffing ramp-up costs ($0.06) to meet the stated June 1 start date and increased lab space ($0.03). However, we have subsequently reduced our staffing based on the delay. This Brazil opportunity is significant with a very favorable risk/reward. It has just been delayed near-term.

"We are very pleased to have launched the addition of 2 new drugs to the company's drug testing panels. In response to growing abuse concerns, the addition of Oxymorphone (brand name Opana®) was made to the synthetic opiate testing panel and D-Amphetamine/Adderall® was added as an option to the Amphetamine panel. As the scientific leader in drug testing, we at Psychemedics continue to advance the science and use our top flight scientific team and R&D resources to develop new tests that will deter people from abusing these additional drugs.

"Our balance sheet remains strong with $2.1 million of cash and $5.0 million of working capital as of June 30, 2015. In addition, we also had a $700 thousand reduction in our long-term debt in the first half of 2015. Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward. Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 76th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. With its patented process, the Company has served thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, foreign drug testing laws and regulations, testing of professional drivers, and specifically the timing of implementation of requirements regarding such testing and required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian drivers license laws and regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation
Statements of Comprehensive Income
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$ 7,001,409	$ 7,694,137	$13,757,150	$14,738,958
Cost of revenues	3,731,667	3,802,874	7,148,540	7,051,913

Gross profit	3,269,742	3,891,263	6,608,610	7,687,045

Operating Expenses:
General & administrative	1,154,489	1,128,616	2,298,579	2,312,763
Marketing & selling	1,322,117	1,165,510	2,610,598	2,264,110
Research & development	437,090	277,429	892,872	622,412

Total Operating Expenses	2,913,696	2,571,555	5,802,049	5,199,285

Operating income	356,046	1,319,708	806,561	2,487,760
Other income (expense), net	(30,877)	3,235	(64,204)	4,784

Net income before provision for income taxes	325,169	1,322,943	742,357	2,492,544

Provision for income taxes	72,840	466,024	212,506	879,466

Net income and comprehensive income	$ 252,329	$ 856,919	$529,851	$1,613,078

Basic net income per share	$0.05	$0.16	$0.10	$0.30

Diluted net income per share	$0.05	$0.16	$0.10	$0.30

Dividends declared per share	$0.15	$0.15	$0.30	$0.30

Weighted average common shares outstanding, basic	5,399,270	5,352,664	5,387,232	5,335,347

Weighted average common shares outstanding, diluted	5,408,372	5,375,076	5,396,740	5,367,307

Psychemedics Corporation
Balance Sheets
(UNAUDITED)

	June 30,	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,104,060	$ 3,612,153
Accounts receivable, net of allowance for doubtful accounts
of $44,398 in 2015 and $95,525 in 2014	4,516,155	4,078,133
Prepaid expenses and other current assets	1,364,014	689,995
Income tax receivable	268,866	1,819,743
Deferred tax assets	543,380	376,529

Total Current Assets	8,796,475	10,576,553
Fixed Assets, net of accumulated amortization and depreciation
of $6,249,983 in 2015 and $5,788,551 in 2014	13,236,421	12,740,131
Other assets	743,768	761,025

Total Assets	$ 22,776,664	$ 24,077,709

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 589,552	$ 845,071
Accrued expenses	1,796,806	1,351,333
Current portion of long-term debt	1,399,925	1,399,925

Total Current Liabilities	3,786,283	3,596,329

Long-term debt	4,148,195	4,848,158
Deferred tax liabilities, long-term	2,796,666	2,796,666
Total Liabilities	10,731,144	11,241,153

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
6,090,671 shares issued in 2015 and 6,043,191 shares issued in 2014	30,453	30,216
Additional paid-in capital	29,748,157	29,454,023
Accumulated deficit	(7,651,301)	(6,565,894)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,045,520	12,836,556

Total Liabilities and Shareholders' Equity	$ 22,776,664	$ 24,077,709

Contact: Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com